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                                                                      EXHIBIT 99
Contact:    Michael Ballinger - MBIA      FOR IMMEDIATE RELEASE
            (914) 765-3893                ---------------------


            Mary Bergo Vermylen - CapMAC
            (212) 891-6719


MBIA AND CAPMAC COMPLETE MERGER;
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CREATE PREMIER WORLDWIDE STRUCTURED FINANCE GUARANTOR
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ARMONK, N.Y., and NEW YORK, N.Y. - February 17, 1998 - MBIA Inc. (NYSE: MBI) and
CapMAC Holdings Inc. (NYSE: KAP) jointly announced today that they have successfully completed their merger in a stock transaction valued at approximately $536 million.

Under the merger terms, CapMAC Holdings Inc. shareholders will receive 0.46751 of a share of MBIA stock for each CapMAC share, or a total of 8,567,940 newly issued shares of MBIA common stock. The exchange ratio was determined by dividing $31 by the average closing price of MBIA common stock for the 15 trading days preceding the third trading day prior to the effective date of the merger.

David H. Elliott, chairman and chief executive officer of MBIA Inc., said, "This merger strengthens our worldwide leadership position in the financial guarantee industry by improving our ability to serve the structured finance market. With a deeper analytical staff, larger capital base and broader array of products and services, MBIA will provide clients with unparalleled resources to meet their structured finance needs."

John B. Caouette, chairman and chief executive officer of CapMAC Holdings Inc., was named president of the newly created MBIA Structured Finance Division. Commenting on the merger, Mr. Caouette said, "The merger provides the broad platform that will help us to continue to lead the growing global structured finance market. As the premier
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worldwide structured finance guarantor, we will
concentrate on continuing to deliver creative value-added solutions for our clients, and will take advantage of the enormous opportunities in the structured finance markets over the next few years. We are extremely gratified by the support of CapMAC shareholders."

Mr. Caouette will be responsible for the company's domestic mortgage- and asset-backed activities. Steven A. Campo and Ram D. Wertheim will co-direct the structured finance business and Ruth M. Whaley will head risk management of the new division.

Mr. Caouette served as chairman and chief executive officer of CapMAC from its inception in 1987, as well as chairman and chief executive officer of Capital Markets Assurance Corporation, CapMAC Holdings' Triple-A-rated financial guarantee insurance subsidiary. Prior to founding CapMAC, Mr. Caouette was with Citicorp in a variety of capacities. He is a graduate of California State University in Long Beach and has an MBA from the University of California at Berkeley.

Outstanding policies issued by CapMAC will continue to be outstanding and will also be backed by the full financial resources of MBIA Insurance Corporation. Moody's Investors Service, Standard & Poor's Rating Services and Fitch IBCA have each issued statements reaffirming MBIA's Triple-A claims-paying ratings.

CapMAC Holdings Inc., through its subsidiaries, provides structured financial solutions; financial guarantee insurance of structured securities, primarily asset-backed securities; advisory and structuring services in connection with structured financings; investment management, and access to funding for its customers through third-party owned and managed securitization funding vehicles. Capital Markets Assurance Corporation (CapMAC), CapMAC Holdings' principal operating subsidiary, is a leading provider of financial guarantee insurance for structured securities, worldwide. CapMAC is rated Triple-A by Moody's Investors Service, Standard & Poor's Rating Services, Duff & Phelps Credit Rating Co. and Nippon Investors Service. CapMAC Holdings is the lead investor in

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Asian Securitization & Infrastructure Assurance (Pte) Ltd (ASIA Ltd), Asia's
first financial guarantee company.

MBIA Inc., through its subsidiaries, is the world's preeminent financial guarantor and a leading provider of specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public and private clients, domestically and internationally. MBIA Insurance Corporation has a claims-paying rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services and Fitch IBCA. Please visit MBIA's web site at http://www.mbia.com.

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